Exhibit 16.1

July 1, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated June 28, 2013, of Prevention Insurance.com and are in agreement with the statements contained in paragraph (a) therein concerning our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Santora CPA Group
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